Exhibit 5.1

FULLER TUBB, PLLC

A PROFESSIONAL CORPORATION

ATTORNEYS AT LAW

201 ROBERT S. KERR AVENUE, SUITE 1000

OKLAHOMA CITY, OK 73102

G. M. FULLER (1920-1999)	TELEPHONE 405-235-2575
JERRY TUBB	FACSIMILE 405-232-8384
DAVID POMEROY
TERRY STOKES

——

OF COUNSEL:
MICHAEL A. BICKFORD
THOMAS J. KENAN
ROLAND TAGUE
DAN M. PETERS

February 14, 2008

Garry Mauro, CEO

North American Royalty Corp.

Re: North American Royalty Corp.

Dear:

I have reviewed the Form S-1 Registration Statement of North American Royalty Corp. (Securities and Exchange Commission File No.                     ) covering the sale of up to 800,000 shares of its common stock Also, I have examined the applicable Maryland statutory provisions, rules and regulations underlying those provisions and applicable judicial and regulatory determinations. In my opinion, the shares offered for sale, were or will be legally issued, fully paid and non-assessable.

Sincerely,

/s/ Thomas J. Kenan

Thomas J. Kenan